Exhibit 99.1

May 19, 2020

Dear Shareholder,

We hope you and your family are safe and well. We are navigating uncertain times as the COVID-19 pandemic continues to demonstrate far-reaching impacts. While the CIM Real Estate Finance Trust, Inc. (“CMFT”) portfolio will not escape the effects of the economic slowdown caused by COVID-19, we believe CMFT is well-positioned to maintain strength through the storm.

In 2019, CMFT announced its intention to pursue a more diversified investment strategy across the capital structure, ultimately transitioning to a mortgage REIT, by balancing its existing core of necessity commercial real estate assets with a portfolio of commercial mortgage loans and other real estate related credit investments in which CIM has expertise. To further this objective, CMFT sold a portfolio of single-tenant properties to Realty Income Corporation for approximately $1.2 billion and an additional 53 assets to other buyers for $428.6 million. The proceeds from these sales were used to repay debt, add liquidity to CMFT’s balance sheet and deploy into new real estate debt investments.

While we are proud of CMFT’s 2019 achievements, our focus is on managing the REIT effectively through the COVID-19 pandemic. We will be communicating with shareholders regularly in the coming months regarding these key initiatives.

Recent Actions in Response to COVID-19
Liquidity & Financing
» Our approach to financing is to maintain relatively low levels of leverage, utilizing unsecured financing where possible, and maximizing the tenor of outstanding debt. CMFT had a net leverage ratio of approximately 37.4% as of March 31, 2020 and benefitted from cash and available capacity on its revolving credit facility of approximately $318 million as of April 30, 2020.
» In an effort to position CMFT for long-term success, we are exploring opportunities to increase CMFT’s scale, as we believe larger companies will have a significant advantage as they navigate through and after the crisis.
Tenant Rent Collection & Support
» In April, CMFT received approximately 67% of base rent due from its tenants. In most cases where April rent has not been paid, CMFT has offered tenants temporary rent deferrals subject to further negotiation. We are working closely with tenants to address needs for rent relief, evaluating requests on a case-by-case basis.
» We moved rapidly to provide tenants requesting rent relief with information on government assistance programs. CIM is uniquely positioned to support tenants through its affiliate lender, which offers Paycheck Protection Program loans.

Cash Flow Management
» During this period of disruption, we will determine the timing and amount of distributions on a monthly instead of a quarterly basis, considering the monthly cash flow generated by CMFT’s operations and other available liquidity.
» We were pleased to declare a distribution for April 2020, albeit at the reduced monthly rate of $0.013 per share, which is approximately 25% of the most recent monthly distribution rate.
» Additionally, on May 1, 2020, we announced that the Board amended CMFT’s share redemption program and distribution reinvestment plan so that either plan may be suspended by the Board without delay at any time if the Board believes the action to be in the best interests of CMFT and its shareholders, allowing us to react quickly to changing economic circumstances.
Valuation Timing
» We believe it is appropriate to value CMFT’s assets on a quarterly instead of annual basis during this time to help ensure that CMFT’s share redemption program and distribution reinvestment plan are based on current values. We have engaged a third-party valuation firm to assess the value of CMFT’s assets and liabilities quarterly until economic conditions stabilize.

While the full effects of the pandemic are unclear, we are committed to leaving no stone unturned managing CMFT in a manner that will provide the greatest benefit to you, our valued shareholders. Shareholders can view all of CMFT's communications and other disclosures that have been filed with the SEC by visiting www.cimgroup.com and clicking on “Investment Strategies,” then “Managed REIT Corporate Governance”. If you have any questions, please contact your financial advisor or the CIM Shareholder Relations team at 866.907.2653. We wish good health and safety for you and your family.

Sincerely,

Richard Ressler Chairman of the Board of Directors, Chief Executive Officer and President CIM Real Estate Finance Trust, Inc. Co-Founder and Principal, CIM Group

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
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